Exhibit 99.1

CenturyLink names Neel Dev as its Chief Financial Officer

MONROE, La., Nov. 6, 2018 – CenturyLink, Inc. (NYSE: CTL) today announced that Neel Dev has been named executive vice president and chief financial officer, effective immediately. Dev, who has served as interim CFO since Sunit Patel’s departure from the company in September, will have global responsibility for CenturyLink’s financial planning, accounting, tax, treasury, procurement and supply chain management and real estate portfolio.

Dev previously served as CenturyLink’s group vice president of finance and was with Level 3 for 13 years prior to the CenturyLink acquisition. He has more than 20 years of experience in the telecommunications industry in both financial and operational roles.

“NeeI’s extensive telecommunications experience has prepared him well to serve as CenturyLink’s next CFO. He and I have worked closely together for many years and I am highly confident in his ability to successfully lead our finance organization,” said Jeff Storey, president and chief executive officer of CenturyLink. “As our new CFO, I know Neel will continue to drive financial discipline across our company, focused on operational efficiency and enabling profitable revenue and Adjusted EBITDA growth.”

“I am looking forward to working with Jeff on continuing to focus the business on execution as we begin our transition from integration to transformation,” said Dev. “I’m excited to continue to be part of the management team at CenturyLink in this next phase of our business.”

About CenturyLink

CenturyLink (NYSE: CTL) is the second largest U.S. communications provider to global enterprise customers. With customers in more than 60 countries and an intense focus on the customer experience, CenturyLink strives to be the world’s best networking company by solving customers’ increased demand for reliable and secure connections. The company also serves as its customers’ trusted partner, helping them manage increased network and IT complexity and providing managed network and cyber security solutions that help protect their business.

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Forward-Looking Statements

Except for historical and factual information, the matters set forth in this release identified by words such as “expects,” “believes,” “will” and similar expressions are forward-looking statements as defined by the federal curities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to uncertainties, including the completion of documentation of the above-described arrangements. Actual events and results may differ materially from those anticipated by us in those statements. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

Media Contact:

Debra Peterson

913-353-7569

debra.d.peterson@centurylink.com